Exhibit 99.1

RCN Revised FAQs

When will holders of old RCN bonds receive their new shares of RCN stock in exchange for their previous notes?

On December 21, 2004 RCN issued 36,020,850 shares of common stock of which 31,919,044 were issued to bond holders and other general unsecured creditors as the first distribution and 4,101,806 shares were placed in reserve to settle disputed claims against RCN that were still outstanding.

On April 12, 2005, RCN made a second distribution of 3,244,085 shares of common stock to certain bond holders and other general unsecured creditors. Currently 857,721 shares remain in reserve, and RCN intends to make one or more further distributions of the remaining shares of common stock to the general unsecured creditors and the former bond holders on a pro rata basis as disputed claims are resolved and reserves become available.

When will holders of common shares of RCN’s old stock receive information about warrants that RCN’s Plan of Reorganization stated would be granted?

RCN mailed letters of transmittal to holders of its old common stock on April 15, 2005. The letter of transmittal includes procedures to be followed to exchange certificates for warrants.